Exhibit 10.1

Ditech Networks, Inc. 2013 Management Bonus Plan

Bonuses pursuant to the 2013 Management Bonus Plan will be earned based on (i) limitations based on Company performance, (ii) individual executive target bonuses, (iii) component weighting factors, (iv) an overall maximum bonus limitation, (v) Company performance as against the Company’s 2013 Operating Plan based on revenues and operating loss, (vi) individual performance as against established individual goals, and (vii) a discretionary portion.

I.  Limitations and Definitions

(a)  Limitations.  No bonuses will be paid if the Company’s actual Non-GAAP operating loss does not meet or is not better than target Non-GAAP operating loss as set forth in the Company’s 2013 Operating Plan.

(b)  Definitions.  For the purposes of the 2013 Management Bonus Plan the following definitions shall apply:

“2013” 2013 means the Company’s fiscal year ending April 30, 2013.

“2013 Operating Plan” 2013 Operating Plan means the Company’s Fiscal 2013 Plan.

“Better than”  When comparing an actual result to a target result that is a loss (i.e. a negative number), the actual result is better than the target result if the actual result is either a positive number or a smaller loss than the target loss.

“Non-GAAP operating loss”  Non-GAAP operating loss is net loss determined in accordance with GAAP but excluding the ASC 718 non-cash expense charge for the period(s).

II.  Individual Executive Target Bonuses

Participant	Target Bonus Amount
Ken Naumann	$120,000
Bill Tamblyn	$133,333
Karl Brown	$40,000

III.  Component Weighting Factors:

Weighting of the components set forth below is as follows:

Component	Weighting
Revenue (see V(a)	40%
Non-GAAP Operating Loss (see V(b))	30%
Individual Goals	20%
Discretionary Bonus (see VII)	10%

IV.  Overall Limitation on an Executive’s Bonus

The total bonus payable to an Executive will not exceed 200% of the Executive’s target bonus set forth in Section II.

V.  Company Performance Against the Company’s 2013 Operating Plan

(a)  Revenue Component of Executive’s Bonus:

The revenue portion of the Executive’s bonus will be zero if the Company’s actual revenue for 2013 does not exceed at least 90% of the target revenue as set forth in the Company’s 2013 Operating Plan.

For every percentage point the Company’s actual revenue for 2013 exceeds 90% of the target revenue as set forth in the Company’s 2013 Operating Plan, the Executive will earn 10% of the portion of target bonus allocated to the revenue component.

(b)  Operating Loss Component of Executive’s Bonus:

If the Company’s actual non-GAAP operating loss for 2013 equals or is better than 100% of the target non-GAAP operating loss as set forth in the Company’s 2013 Operating Plan, the Executive will earn 100% of the portion of target bonus allocated to the non-GAAP operating loss component.

VI. Individual Goals:

Yet to be determined.

VII.  Discretionary Component:

The Compensation Committee will retain the discretion to determine, in its sole and absolute discretion, following the completion of 2013, the remainder of the Executive’s bonus.